Exhibit 5.1

2 August 2017

To

Rosetta Genomics Ltd.

10 Plaut Street

Rehovot 76706

Israel

Dear Sir/Madam,

Re: Rosetta Genomics Ltd.

1.	We have acted as Israeli legal counsel to Rosetta Genomics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with Company's Registration Statement on Form F-1 (the “Registration Statement”) being filed under the United States Securities Act of 1933, as amended, with respect to the proposed offering by the Company (the "Offering") of (A) up to487,494 Class A units ("Class A Units"), with each Class A Unit consisting of (i) one ordinary share, of nominal value NIS 7.2 of the Company ("Ordinary Share") or a total of 487,494 Ordinary Shares (the "Offered Shares"), and (ii) a warrant to purchase 0.5 Ordinary Share ("Series A Warrant") or a total of 243,747 Ordinary Shares (the "Class A Warrant Shares"), and (B) up to 1,462,480 Class B units ("Class B Units"), with each Class B Unit consisting of (i) one pre-funded warrant to purchase 1 Ordinary Share ("Series B Warrant") , or a total of 1,462,480 Ordinary Shares (the "Series B Warrant Shares"), and (ii) a Series A Warrant, with a total of 731,240 Ordinary Shares issuable upon the exercise of all the Series A Warrants included in the Class B Units (together with the Class A Warrant Shares: the "Series A Warrant Shares"), and warrants (the "Placement Agent Warrants") issued to the Placement Agent (as defined below) to purchase up to 126,748 Ordinary Shares ( the "Placement Agent Warrant Shares"). The Company has engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as placement agent in connection with the Offering.

Law firm | mail@ayr.co.il | tel. +972.3.6019601 | www.ayr.co.il | Champion Tower, Level 39 – 40, 30 Sheshet Hayamim Rd., Bnei Brak 51200261, ISRAEL

2.	In connection with this opinion, we have examined the Registration Statement, the Company's articles of association, resolutions of the Company’s board of directors (the “Board”) which have heretofore been approved and relate to the Offering, such agreements, certificates, and other statements of corporate officers and other representatives of the Company, and other documents provided to us by the Company, and such other documents and corporate records, questions of law and other matters as we deemed necessary or appropriate in order to enable us to express the opinions hereinafter set forth. As to matters of fact relevant to our opinion, we have relied exclusively, without independent investigation or verification, upon statements of officers and representatives of the Company.

3.	In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all photocopies, conformed copies, email or facsimiles submitted to us, the genuineness of all signatures and the legal capacity and due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate, and we have assumed the truth of all facts communicated to us by the Company, and have assumed that all consents, minutes and protocols of meetings of the Board and shareholders which have been provided to us are true, accurate and have been properly prepared in accordance with the Company's incorporation documents and all applicable laws.

4.	We have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

5.	Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact, nor examined the records of courts, administrative tribunals, or any other similar entity in connection with our opinions expressed herein, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below.

6.	This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

7.	We are members of the Israel Bar Association and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any jurisdiction other than the laws of the State of Israel. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any jurisdiction, court or administrative agency other than those of the State of Israel.

8.	Based upon and subject to the foregoing, and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that (i) the Offered Shares, the Series A Warrant, the Series A Warrant Shares, the Series B Warrant, the Series B Warrant Shares, the Placement Agent Warrant and the Placement Agent Warrant Shares have been duly authorised by the Company, (ii) upon the receipt by the Company of the consideration in the amount and form as shall be determined by the Board and issuance and delivery of the Offered Shares in the manner described in the Registration Statement, the Offered Shares will be validly issued, fully paid and non-assessable, (iii) the Series B Warrant Shares , the Series A Warrant Shares and the Placement Agent Warrant Shares, when issued, sold and delivered by the Company against the receipt by the Company of the exercise price therefor as shall be determined by the Board, in accordance with and in the manner described in the Registration Statement and in the relevant warrants, will be validly issued, fully paid and non-assessable.

9.	We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to our firm in the section of the Registration Statement entitled "Legal Matters". By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations promulgated thereunder.

10.	This opinion shall be governed by the laws of the State of Israel, and exclusive jurisdiction with respect thereto under all and any circumstances, and under all and any proceedings shall be vested only and exclusively with the courts of Tel Aviv in the State of Israel. This opinion is rendered to you subject to, based and in reliance on your agreement to comply with the exclusive choice of law and jurisdiction contained herein and to refrain under all and any circumstances from initiating any proceedings or taking any legal action relating to this opinion outside of the State of Israel.

Yours sincerely,

/s/ Amar Reiter Jeanne Shochatovitch & Co.

Amar Reiter Jeanne Shochatovitch & Co.

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